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                                                                   EXHIBIT 10.26

                             AMENDED AND RESTATED
                        EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement"), dated effective the 8/th/ day of October, 2002 (the "Effective Date"), is entered into by and between Dresser, Inc., a Delaware corporation (the "Employer") and Steven G. Lamb ("Employee"), and amends and restates in its entirety the Executive Employment Agreement dated as of the same date.

                                   WITNESSETH:

     WHEREAS, Employer, as of November 4, 2002 (the "Agreement Date"), desires to employ Employee pursuant to the terms and conditions set forth herein and Employee desires to accept such employment pursuant to the terms and conditions set forth herein;

     WHEREAS, 85% of the outstanding voting securities (on a fully diluted basis) of Dresser, Ltd., a Bermuda corporation, are owned by DEG Acquisitions, L.L.C. ("DEG");

     WHEREAS, Dresser Holding, Ltd. ("DHL") is a wholly owned subsidiary of Dresser, Ltd.;

     WHEREAS, Dresser Holding, Inc. ("DHI") is a wholly owned subsidiary of DHL;

     WHEREAS, Employer is a wholly owned subsidiary of DHI;

     WHEREAS, Dresser, Ltd. and Employer are referred to collectively as the "Principal DEG Entities";

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Agreement Date and continuing until the third anniversary of the Agreement Date (the "Initial Term"), subject to the terms and conditions of this Agreement. Commencing on the first anniversary of the Agreement Date, the Initial Term will be automatically extended each day by one day, until two years following the date on which either party delivers to the other written notice of termination in accordance with the provisions of Section
7.3 below. Employer acknowledges and agrees that Employee is accepting employment hereunder in reliance upon the facts set forth in the Whereas clauses set forth above, which Employer represents and warrants to be true and correct in all respects.

     1.2 Beginning as of the Agreement Date, Employee shall be employed as the President of Employer and will serve as a member of the Board of Directors of Employer (the "Board"). Commencing on a date to be determined by Employer, but no later than December 31, 2004, Employee will also serve as Chief Executive Officer of Employer. As President,

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Employee will report directly to the Chief Executive Officer of Employer ("CEO")
and the Board, and Employee's duties will include such functions and operations consistent with Employee's title and assigned him from time to time by the CEO or the Board. Employee agrees to perform such functions and operations diligently and to the best of Employee's abilities as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the CEO or the Board.

     1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer's Code of Business Conduct (the "Code of Business Conduct"), which at any time during the period of his employment by Employer have been furnished in writing to Employee.

     1.4 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Employer or any of Dresser, Ltd.'s current or future affiliated subsidiaries (each a "Dresser Entity", or collectively, the "Dresser Entities"), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Dresser Entities or materially interfere with Employee's performance of his duties hereunder. In addition, Employee may serve on not more than two (2) corporate, civic, or charitable boards of directors, provided that he first obtain approval to serve on any for-profit corporate boards in accordance with Employer's policies and procedures regarding such service to the extent previously furnished in writing to Employee. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

     1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the other Dresser Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any other Dresser Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Dresser Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that is reasonably likely to involve a possible conflict of interest without first obtaining approval in accordance with Employer's policies and procedures.

     1.6 Nothing contained herein shall be construed to preclude the transfer of Employee's employment to another Dresser Entity or Entities ("Subsequent Employer") as of,

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or at any time after, the Agreement Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that (1) effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer, jointly and severally with Employer in all respects, and the defined term "Employer" as used herein shall thereafter be deemed amended to include such Subsequent Employer, (2) Employee shall be President, a member of the board of directors and, after December 31, 2004, Chief Executive Officer, of each of the one or more companies that in the aggregate hold and/or are the successor or successors to all or substantially all of the business of Employer ("Employer Successors"), (3) Employer shall remain jointly and several liable and bound by this Agreement, and (4) nothing in this Section 1.6 shall alter the definition of, or Employee's rights associated with, Employee Cause (as defined in Section 3.4(i) below), or a Change of Control (as defined in Section 7.2 below). Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment. An example of such an assignment may be the division of Employer into two separate corporate entities which each assume a portion of Employer's business and which each then shall become Employers, or the assignment of Employee's contract to a Dresser Entity which purchases all or substantially all of the assets of Employer, which purchaser will then become an Employer.

ARTICLE 2: COMPENSATION AND BENEFITS:

     2.1 From the Agreement Date to the date of termination of Employee's employment pursuant to the provisions of Article 3 (the "Termination Date"), Employee's base salary shall be not less than $650,000 per annum, which shall be paid by Employer in accordance with its standard payroll practice for its executives. Employee's base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

     2.2 From the Agreement Date to the Termination Date, Employee will be eligible for an Annual Bonus to be awarded, if at all, based on achievement of performance goals established annually by the Board, in consultation with Employee, within the first ninety days of Employer's fiscal year. The Board will reasonably determine whether these performance goals have been met and the amount of any Annual Bonus in its sole discretion, subject to the following guidelines: (1) the Target Annual Bonus will be equal to 50% of Employee's base salary and the Maximum Annual Bonus will be equal to 100% of Employee's base salary; (2) the Board may increase the Target Annual Bonus or the Maximum Annual Bonus at any time, but may not decrease them without Employee's express written consent; and (3) the Annual Bonus to be paid under the severance provisions of Sections 3.3 or 3.5, should they become applicable, will be the Target Annual Bonus.

     2.3 Within fourteen (14) calendar days of the Agreement Date, Employer will pay Employee an Initial Signing Bonus of $355,000. In addition, no later than December 31, 2003, Employee will receive (assuming he remains employed by Employer) a First Retention Bonus

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of no less than $50,000 and no more than $325,000. The Board will determine the precise amount of the First Retention Bonus in its discretion, based on achievement of the same performance goals upon which the Annual Bonus will be based for fiscal year 2003. No later than December 31, 2004, Employee will also receive (assuming he remains employed by Employer) a Second Retention Bonus of no less than $50,000 and no more than $325,000. The Board will determine the precise amount of the Second Retention Bonus in its discretion, based on achievement of the same performance goals upon which the Annual Bonus will be based for fiscal year 2004.

     2.4 From the Agreement Date to the Termination Date, Employee will receive a perquisite allowance as the Board may establish from time to time for senior executive employees. In addition, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

     2.5 From the Agreement Date to the Termination Date, Employee shall be allowed to participate, on the same basis as other senior executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Agreement Date or thereafter are made available by Employer to Employer's similarly situated executive employees, excluding, however, those plans established by predecessors of Employer which as of the Effective Date are not generally open to new participants. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs.

     2.6 Notwithstanding anything to the contrary in this Agreement, with the exception of equity based incentives and option plans pursuant to which Employee has received, or is contractually entitled to receive, any awards, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, compensation, or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.

     2.7 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

     3.1 Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon Employee's

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Permanent Disability (as defined below), (iv) at any time by Employer upon notice to Employee, or (v) by Employee upon thirty (30) days' notice to Employer, for any or no reason.

       3.2 If Employee's employment is terminated by reason of any of the following circumstances (i), (ii), or (iii), Employee shall be entitled to receive the benefits set forth only in Section 3.3 below:

       (i) Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Employer's retirement policy) or (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy.

       (ii) Employer Termination for Cause. Termination of Employee's employment by Employer for Employer Cause shall mean a termination of employment at the election of Employer when there is "Employer Cause". "Employer Cause" shall mean any of the following: (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement that results in or with the passage of time poses a reasonable risk of material financial detriment to Employer, (b) Employee's final conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee's employment (whether or not prosecuted), (c) a material violation of the Code of Business Conduct, provided that it has been provided to Employee in writing prior to such alleged violation; (d) Employee's material breach of any material provision of this Agreement, provided that Employee has received written notice from Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, or (e) any continuing or repeated failure to perform the duties as requested in writing by the Board after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. Determination as to whether or not Employer Cause exists for termination of Employee's employment will be made by not less than 75% of the members of the Board at a meeting in which Employee shall have the right (a) to have received not less than 10 days prior to the meeting written notice of the date, time and place of the meeting and the charges (in reasonable detail) to be considered, (b) to appear at the meeting with counsel, and (c) to answer any charges made concerning the existence of Employer Cause. Any determination by the Board of Employer Cause at such meeting shall not be entitled to any deferential or evidentiary weight or presumption of correctness, and at the election of Employee, shall be determined pursuant to Section 7.7 in a de novo review, with Employer having the obligation to prove Employer Cause by clear and convincing evidence. During the foregoing process, Employer may, without Employer creating any default under this Agreement or incurring any additional liability of any kind and at Employer's sole discretion, place Employee on paid administrative leave and relieve Employee of all or any part of his responsibilities. Notwithstanding the foregoing, and regardless of whether the

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              process results in a finding that Employer Cause existed for the termination, the year in which such termination shall be deemed to have occurred, for purposes of determining Employee's entitlement to payments of unpaid Annual Bonus, Initial Signing Bonus, or Retention Bonus, shall be the year in which Employer first informs Employee that he is terminated for Employer Cause. "Employer Cause" shall not mean any of the following: (a) Employee's bad judgment; (b) Employee's negligence; (c) any act or omission that Employee believed in good faith was in or was not opposed to the interests of Employer; or (d) any act or omission of which any non-employee member of the Board who is not a party to such act or omission had actual knowledge for at least six (6) months.

       (iii) Resignation, Other Than For Cause. Termination of Employee's employment by resignation other than for Employee Cause as described in Section 3.4(i).

       3.3 If Employee's employment is terminated by reason of Section 3.2 (i),
(ii), or (iii), Employee shall be entitled to each of the following:

       (i) Employee shall be entitled to a pro rata base salary (pro rated through the date of termination as if it accrued throughout the year on a daily basis) through the date of such termination and shall be entitled to any earned but unpaid Annual Bonus, Initial Signing Bonus, or Retention Bonus payable for years prior to the year of Employee's termination of employment, but shall not be entitled to any Annual Bonus or Retention Bonus for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's employee benefit plans (as defined in Section 3.7), stock options or other equity interests or the applicable agreements underlying such plans, or, Section 3.3(ii) of this Agreement in the event that Employer makes the applicable election thereunder.

       (ii)   If Employee's employment is terminated for reasons under Section
              3.2 (i), (ii) or (iii), then Employer, at its sole option, shall be entitled to enforce the covenant not to compete and other conditions set forth in Article 5 herein for a period not to exceed two (2) years. In the event that Employer elects to trigger such option, Employer agrees to pay an amount equal to Employee's base salary and the Target Annual Bonus (both based upon Employee's last base salary amount prior to termination) and minimum Retention Bonus for a period of two (2) years. Payments to Employee for the base salary amount shall be in equal installments in accordance with Employer's customary payroll practices over the two year period. Payments of the Target Annual Bonus and minimum Retention Bonus shall be made at the time such a payment is made to similarly situated employees. In the event that Employee willfully and materially breaches any of the terms of Article 5 during the aforementioned two (2) year period, then Employer shall be entitled to immediately cease making further payments to Employee, retroactively treat Employee's termination as being an "Employer Termination For Cause" and recover from Employee any consideration that has previously been paid to

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              Employee which is inconsistent with an "Employer Termination For
              Cause," and, in addition, shall be entitled to seek damages and such other relief (including an injunction against Employee) to which it is entitled under the law. Employee agrees that any payment under this Article constitutes full and adequate consideration to Employee's obligations under Article 5.

       3.4 If Employee's employment is terminated by reason of (i), (ii), (iii), or (iv) below, Employee shall be entitled to receive the benefits set forth in
Section 3.5 or Section 3.6, as applicable.

       (i) Employee Termination For Cause. "Employee Termination For Cause" shall mean a termination of employment at the election of Employee when there is "Employee Cause". "Employee Cause" shall mean a termination of employment by Employee for any reason or no reason within the ninety (90) calendar day period commencing twelve (12) calendar months after a Change of Control as defined in Section
              7.2 of Employer; or a termination of employment by Employee because and within six months of: (a) a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer; (b) a material reduction in Employee's status, position, responsibilities, or compensation which remains unrestored for thirty (30) days following written notice of such occurrence by Employee to Employer; (c) any failure to employ, maintain, nominate, or elect Employee as President of Employer or as a member of the Board; (d) any failure to employ, appoint, or maintain Employee as Chief Executive Officer of Employer by no later than December 31, 2004; (e) an act causing or requiring Employee to report to anyone other than the Chief Executive Officer, the Board or a Committee or member of the Board; (f) an assignment of duties materially inconsistent with Employee's position and responsibilities described in this Agreement which is not promptly changed within ten (10) days of written notice by Employee to the Board of such material inconsistency; (g) the failure of an Employer to assign this Agreement, as permitted pursuant to Section 1.6, to any one or more Employer Successor; (h) material interference by any officer, employee, director, board of directors, member, partner, manager or other agent of any Dresser Entity (other than Employer) in Employee's performance of his duties hereunder or exercise of his authority as President (or, to the extent he is then CEO, as CEO) of Employer which, to the extent it is capable of correction, remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer; or (i) the failure to issue, within ninety (90) days of the Effective Date, stock options pursuant to and as described in the letter agreement attached as Exhibit A hereto, which is incorporated herein by reference in its entirety. Determination as to whether or not Employee Cause exists for termination of Employee's employment will be made by the Board at a meeting in which Employee shall have the right to present his case for the existence of Employee Cause with, at his election, the assistance of counsel. Any determination by the Board of Employee Cause at such meeting shall not be

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              entitled to any deferential or evidentiary weight or presumption of correctness and at the election of Employee shall be determined pursuant to Section 7.7 in a de novo review, with the Employee having the obligation to prove Employee Cause by clear and convincing evidence. During the foregoing process, Employer may, without Employer creating any default under this Agreement or incurring any additional liability of any kind and at Employer's sole discretion, place Employee on paid administrative leave and relieve Employee of all or any part of his responsibilities. Notwithstanding the foregoing, and regardless of whether the process results in a finding that Employee Cause existed for the termination, the year in which such termination shall be deemed to have occurred, for purposes of determining Employee's entitlement to payments of unpaid Annual Bonus, Initial Signing Bonus, or Retention Bonus, shall be the year in which Employee first informs Employer that he is terminating his employment for Employee Cause.

       (ii) Employer Termination Without Employer Cause. Termination of Employee's employment by Employer without Employer Cause shall mean a termination of employment of Employee by Employer for no reason or any reason other than one set forth in Section 3.2(ii).

       (iii)  Death.

       (iv) Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties with or without reasonable accommodations for a period of not less than 90 days within a given twelve month period with such condition likely to remain continuously and permanently as determined by Employer.

       3.5 If Employee's employment is terminated by Employee under Section 3.4
(i) or by Employer under Section 3.4 (ii), Employee shall be entitled to each of the following:

       (i) Employee's (1) earned but unpaid base salary; (2) earned but unpaid Annual Bonus, Initial Signing Bonus, and Retention Bonus payable for years prior to the year of Employee's termination of employment; and (3) unpaid Target Annual Bonus and minimum Retention Bonus for the year of termination, pro rated through the date of termination as if it accrued throughout the year on a daily basis. Such amounts shall be paid to Employee in a single lump sum cash payment no later than thirty (30) days following Employee's termination of employment.

       (ii) Subject to the provisions of Section 3.7, Employer shall pay to Employee a severance benefit consisting of continued periodic payments of Employee's base salary as in effect at the date of Employee's termination of employment and his Target Annual Bonus (based upon Employee's last base salary amount prior to termination) for each year during the Severance Term (as defined below) in accordance with Employer's customary payroll practices during the period (the "Severance Term") commencing on the effectiveness of such termination and

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       ending on the earlier of (A) the third anniversary of the date of such termination, or (B) the date Employee willfully and materially violates any of the covenants set forth in Article 4 or Article 5 hereof. Notwithstanding the foregoing, if Employer terminates Employee in anticipation of or within one year following a Change of Control (and excluding a termination for Employer Cause), Employer shall pay to Employee a severance benefit consisting of three times Employee's base salary as in effect at the date of Employee's termination of employment and three times his Target Annual Bonus (based upon Employee's last base salary amount prior to termination) in a single lump sum cash payment no later than thirty (30) days following Employee's termination of employment.

  (ii) For as long as Employee continues to receive a severance benefit pursuant to Section 3.5(ii) (or for a period of three years following Employee's termination because of a Change of Control), Employee shall be allowed to participate, on the same basis generally as other senior executive employees of Employer, in all applicable employee benefit plans and programs, including improvements or modifications of the same, which are made available by Employer to Employer's similarly situated actively employed executive employees, excluding, however, those plans established by predecessors of Employer which as of the Effective Date are not generally open to new participants. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs; provided, however, at the option of Employer, Employer may upon sixty (60) days advance written notice effective at any time more than eighteen months after such termination elect to provide Employee with the cash value of providing such benefits from a third party (which cash value shall not exceed 125% of Employer's historic out-of-pocket cost of providing such benefits).

  3.6 If Employee's employment is terminated by reason of Section 3.4 (iii) or (iv), Employee's estate, in the case of death, or Employee or his legal guardian, in the case of Permanent Disability, shall be entitled to payment of Employee's (1) unpaid base salary; (2) earned but unpaid Annual Bonus, Initial Signing Bonus, and Retention Bonus payable for years prior to the year of Employee's termination of employment; and (3) earned but unpaid Annual Bonus for the year of termination, pro rated through the date of termination as if it accrued throughout the year on a daily basis, of the Target Amount. Such amounts shall be paid in a single lump sum cash payment no later than thirty
(30) days following Employee's termination of employment.

  3.7  The severance benefit paid to Employee pursuant to Section 3.3 or
Section 3.5 above shall be in consideration of Employee's continuing obligations hereunder after such

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termination, including, without limitation, Employee's obligations under
Article 4 and Article 5. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Dresser Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer or any other Dresser Entities or the termination of such employment; provided that Employee shall not be expected to waive any rights accruing under this Agreement, including but not limited to rights to indemnification and coverage under directors' and officers' liability insurance, rights to benefits under the terms of applicable benefit plans of Employer including health benefits, rights to option and/or equity incentive plan participation and rights with respect to any stock or other rights acquired thereunder ("Retained Rights"). The performance of Employer's obligations under Section 3.3 or Section 3.5 and the receipt of the severance benefit provided thereunder by Employee and provision of the Retained Rights shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 or Section 3.5 is owing and the amounts due Employee pursuant to Section 3.3 or Section 3.5 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under
Section 3.3 or Section 3.5 and the Retained Rights are Employee's sole and exclusive rights against Employer, or any affiliate of Employer, and Employer's sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his employment relationship with Employer. Employee agrees that all disputes relating to Employee's employment or termination of employment shall be resolved as provided in Section 7.7 hereof; provided, however, that decisions as to whether and as of what date Employee has become permanently disabled shall be limited to whether such decision was reached by a mutually acceptable medical expert. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of Employer.

  3.8 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Article 4 and
Article 5.

  3.9 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of Employee. In no event shall Employee represent or hold himself out to be an employee of Employer after the date of termination of employment. Except as provided in Article 6, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder (subject to the obligation of Employer under law to submit to the applicable taxing authorities any amounts withheld from Employer's compensation on account of any such taxes).

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  3.10  During any period during which any monies are being paid to Employee under this Agreement after the date of termination, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred in connection with such assistance is fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Employee may owe to any other employer.

ARTICLE 4:  OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL
INFORMATION:

  4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of the other Dresser Entities (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or the other Dresser Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or another Dresser Entity, as the case may be, and shall be treated as "work for hire".

  4.2 Employee acknowledges that the businesses of Employer and the other Dresser Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the other Dresser Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the other Dresser Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the other Dresser Entities, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or any other Dresser Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

   4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the other Dresser Entities shall be and remain the property of Employer, or the other Dresser Entities, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5:  COVENANT NOT TO COMPETE:

   5.1 From the Agreement Date to the Termination Date, and for a period of three (3) years thereafter, if termination of employment is under Section 3.4 above, or for the period that payments are made pursuant to Section 3.3 (iv) if termination of employment is under Section 3.2 (the "Non-Compete Period"), he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project in which Employee (i) is involved in or responsible for on the date of such termination, or (ii) has worked with or evaluated in the last year and which were still being pursued or evaluated by a Dresser Entity within one month of the time of such termination. Such restriction shall cover Employee's activities anywhere in the world.

   5.2 From the Agreement Date to the Termination Date and during the Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Dresser Entities at any time during such term or period, excluding employees who may have left their employment by such Dresser Entity more than 60 days prior to being hired or solicited for employment by Employee, (A) to interfere with the activities or businesses of any Dresser Entity or (B) to discontinue his or her employment with any of the Dresser Entities, or employ any such person in a business or enterprise which competes with any of the Dresser Entities.

   5.3 From the Agreement Date to the Termination Date or during the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the Dresser Entities to divert their business to any competitor of the Dresser Entities or their affiliates.

   5.4 Employee understands that the provisions of Article 5 hereof may limit his ability to earn a livelihood in a business similar to the business in which he is involved, but as an executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the other Dresser Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under
Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Article 5 hereof. In consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Article 5 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

   5.5 Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer's management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Article 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, and pursuant to Section 5.7 of this Agreement obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

   5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

   5.7 In the event of a willful and material breach of any of the covenants of this Article 5, the parties agree that the damages to Employer could be significant and will be extremely difficult or impracticable to ascertain. Based upon the facts as known by the parties at the time of this Agreement, the parties agree that any payments Employee has received pursuant to Article 3 as of the date of any willful breach constitutes reasonable liquidated damages due Employer.

ARTICLE 6:  EXCISE TAX GROSS-UP PROVISIONS:

   6.1 Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Employee shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Employee of all Taxes, including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.1, if it shall be determined that Employee is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed one hundred and ten percent (110%) of the Safe Harbor Amount, then except as provided below, no Gross-Up Payment shall be made to Employee and the amounts payable under this Agreement or under any other agreement between Employee and Employer or its affiliates, other than amounts or benefits provided under the letter agreement attached as Exhibit A hereto or pursuant to any other option or equity grants to Employee (the "Subject Payments"), shall be reduced (but not below zero) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing any payments under
Section 3.3(ii) or Section 3.5(ii) of this Agreement, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Employee. For purposes of reducing the Parachute Value of all Payments to the Safe Harbor Amount, only the Subject Payments shall be reduced. If the reduction of the Subject Payments would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6.1, and the Gross-Up Payment shall be made to Employee. Employer's obligation to make Gross-Up Payments under this Section 6.1 shall not be conditioned upon Employee's Termination of Employment.

   6.2 Subject to the provisions of Section 6.3, all determinations required to be made under this Article 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers, or if such firm is unwilling to act in such capacity, such other nationally recognized certified public accounting firm as may be mutually agreed upon by Employee and Employer (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, at Employee's request Employee and Employer shall mutually agree upon another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this
Article 6, shall be paid by Employer to or on behalf of Employee within five
(5) business days of the receipt of the Accounting Firm's determination, provided that no such payment shall be due under this Article 6 before five (5) days prior to the date the related payments of Taxes are required to be paid by Employee to the applicable taxing authority. Any determination by the Accounting Firm shall be binding upon Employer and Employee, absent manifest error. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Employer should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event Employer exhausts its remedies pursuant to Section 6.3 and Employee thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

   6.3 Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Employee is informed of such claim. Employee shall apprise Employer of the nature of such claim and, if applicable, the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of Taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that Employer desires to contest such claim (or if Employee pays the related Taxes within such shorter period and Employer requests, within such thirty
(30)-day period, that Employee claim a refund of some or all of such Taxes), then Employee shall:

    (i) give Employer any information reasonably requested by Employer relating to such claim;

   (ii) take such action in connection with contesting such claim or claiming such refund as Employer shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

  (iii) cooperate with Employer in good faith in order effectively to contest such claim or pursue such refund, and

   (iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest or refund claim (including, but only to the extent reasonably incurred, costs and expenses incurred by Employee), and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, Employer shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that, if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of Taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due (other than any such extension arising by operation of law) is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

   6.4 If, after the receipt by Employee of a Gross-Up Payment or an amount advanced by Employer pursuant to 6.4 Section 6.3, Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Employee shall (subject to Employer complying in all material respects with the requirements of Section 6.3, if applicable) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto), less any Taxes required to be paid by Employee with respect to the receipt thereof. If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 6.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, against the amount of Gross-Up Payment required to be paid. Employer may request that Employee pursue a refund of any Gross-Up Payment paid under this Article 6, and in such case the provisions of Section
6.3 and this Section 6.4 shall govern the pursuit of such refund.

   6.5 Notwithstanding any other provision of this Article 6, Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Employee, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding.

   6.6  For purposes of this Article 6, the following definitions will apply:

  (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (ii) "Excise Tax" means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

  (iii) "Parachute Value" of a Payment shall mean the portion of such Payment, if any, that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, to the extent taken into account (including any discount to the present value as of the date of the change of control for purposes of Section 280G of the Code) in determining whether and to what extent the Excise Tax will apply to such Payment, as determined by the Accounting Firm.

  (iv) "Payment" shall mean any payment or distribution by or on behalf of Employer or its affiliates in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise, other than the Gross-Up Payment.

  (v) "Safe Harbor Amount" means 2.99 times Employee's "base amount," within the meaning of Section 280G(b)(3) of the Code.

  (vi) "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Employee with respect to any applicable item of income. The amount of any tax, interest or penalty shall (a) be reduced to take into account the deductibility of such item for purposes of any other tax, and (b) include any interest and penalties with respect to such tax other than interest or penalties arising from Employee's failure to pay such tax on a timely basis following payment thereof by Employer to Employee in accordance with this Agreement, or from Employee's failure to comply with the terms of this Agreement.

  (vii) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

ARTICLE 7:  MISCELLANEOUS:

   7.1 For purposes of this Agreement, the terms "affiliate" or "affiliated" mean an entity or entities in which a Principal DEG Entity has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in a Principal DEG Entity.

   7.2 For purposes of this Agreement, the term "Change of Control" means any one or more of the following events: (i) any person (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act")) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange
Act), other than DEG or its affiliates, or a subsidiary or employee benefit plan (or any related trust) of Employer, becomes, directly or indirectly, the beneficial owner of (A) 50% or more of the common stock of a Principal DEG Entity or (B) securities of a Principal DEG Entity entitled to vote generally in the election of directors of such Principal DEG Entity ("Voting Securities") representing 50% or more of the combined voting power of all Voting Securities of such Principal DEG Entity; (ii) if the persons who were shareholders of Dresser, Ltd. as of the Effective Date ("Existing Shareholders") directly or indirectly own less than 33% of the Voting Securities of a Principal DEG Entity and there is another beneficial owner of a greater percentage of the Voting Securities of such Principal DEG Entity than the Existing Shareholders as a group; (iii) if Dresser, Ltd. (or any successor to all or substantially all of its assets) owns, directly or indirectly, less than 66-2/3% of the Voting Securities of Employer (or any successor to all or substantially all of its assets) and each other current or future company then in the chain of ownership between Dresser, Ltd. and Employer (including, without limitation, DHL and DHI from the Agreement Date until they cease to be in such chain of ownership), other than as a result of a merger or consolidation of Employer, DHL, or DHI (or their successors) with and into Dresser, Ltd., DHL, or DHI (or their successors) or the downstream merger or liquidation of Dresser, Ltd. as a result of tax restructuring as a result of which (in the case of each of a merger, consolidation, downstream merger or liquidation) the holding company structure is eliminated, and in each case which do not otherwise constitute a Change of Control; (iv) individuals who, as of the Agreement Date, constitute the Board of a Principal DEG Entity (the "Incumbent Directors") cease for any reason to constitute at least 75% of the members of the Board; provided that any individual who becomes a director after the Agreement Date whose election or nomination for election by Employer's shareholders was approved by at least 75% of the members of the Incumbent Directors or who was elected by the shareholders at a time when the First Reserve Funds and Odyssey Investment Partners directly or indirectly own more than 75% of the Voting Securities of a Principal DEG Entity (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of a Principal DEG Entity (as such terms are used in Rule 14a-11 under the Exchange
Act), "tender offer" (as such term is used in Section 14(d) of the Exchange
Act) or a proposed Merger (as defined below)) shall be deemed to be a member of the Incumbent Board; (v) approval by the stockholders of a Principal DEG Entity of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a "Merger") as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock and Voting Securities of a Principal DEG Entity immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or (B) a plan of liquidation of a Principal DEG Entity or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Employer other than any such sale or other disposition to a Subsequent Employer; or (vi) any other transaction, event, or circumstance, regardless of form (collectively "Transaction"), which results in control over the strategic and operational decisions of a Principal DEG Entity by a board of directors, committee, or group other than the Board or some subcomponent thereof (collectively, the "New Board"); provided however, that such Transaction referenced in (vi) and not also referenced in (i), (ii), (iii), (iv) or (v) shall not be deemed to result in a Change of Control if Employee reports to and is a member of the New Board, and remains President and (if after December 31, 2004) Chief Executive Officer of Employer. Notwithstanding the foregoing, Employer may request and Employee may in his sole discretion accept that any transaction or series of transaction not be considered to be a Change of Control hereunder.

   7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:  Dresser, Ltd. 15455 Dallas Parkway, Suite 1100, Addison,
                 TX 75001, (or Dresser's current headquarters address) to the attention of the Vice-President & General Counsel.

With a copy to:  William Macaulay, care of First Reserve Corporation at its most recent business address.

If to\Employee:  To his last known personal residence

        With a copy to: Roger C. Siske, Esq.
                        8000 Sears Tower
                        233 South Wacker Drive
                        Chicago, IL 80606

   7.4 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that either Employer's Dispute Resolution Plan, or the rules of the American Arbitration Association, as elected by Employee, shall govern in all respects with regard to the resolution of disputes hereunder as provided in Section 7.7.

   7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

   7.6 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

   7.7 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution either through Employer's Dispute Resolution Plan or pursuant to binding arbitration to be held in Dallas, Texas, under the rules of the American Arbitration Association concerning Commercial Arbitration, as elected by Employee; provided, however, that Employer, on its own behalf and on behalf of any of the other Dresser Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer posting any bond. The parties agree that the resolution of any dispute concerning this Agreement through any of the means set forth in this Section 7.7 shall be final and binding.

   7.8 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

   7.9 This Agreement including the option grants as set forth in Exhibit A replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement including the option grants as set forth in Exhibit A constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that option plan participation is handled in separate agreements and that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein other than Exhibit A hereto and the option grants contemplated by Exhibit A, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

   7.10 Employer will maintain directors' and officers' liability insurance for Employee while employed, and for a five (5) year period following termination of employment at a level equivalent to the most favorable and protective coverage for any active officer or director of Employer.

   7.11 Employer agrees to indemnify Employee for any job-related liability to the fullest extent permitted under Employer's by-laws and other applicable indemnification agreements.

   7.12 Employer will pay Employee's legal fees and legal expenses in connection with the negotiation, drafting, implementation, interpretation, and enforcement of this Agreement.

                   [intentionally blank - signatures follow]

   IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Agreement Date.

                                           DRESSER, INC.

                                           By:    /s/ Patrick Murray
                                           Name:  Patrick M. Murray
                                           Title: Chief Executive Officer

                                           EMPLOYEE

                                           /s/ Steven G. Lamb
                                           Steven G. Lamb

                              DRESSER LETTERHEAD

                                October 8, 2002

Mr. Steven Lamb
2337 Zulla Road
Middleburg, VA 20117

   Re: Option Grants and Shareholder Issues

Dear Steve:

   You are executing an Amended and Restated Employment Agreement effective October 8, 2002 with Dresser. Normally, you would also be executing an option agreement and receive option grants in connection therewith. Due to the internal review of our option plans and grants we have agreed to delay the execution of your option documents until a later date. This letter (which amends and restates the letter executed as of the same date) will serve as confirmation that the Executive Committee of the Board has approved option grants to you on the same terms as the sample documents attached hereto, on the terms set forth below and with the exception of the following:

    1. Grant of option on 224,000 shares of Dresser Common Stock at an exercise price of $40.00 per share, split between performance and time vested options as approved by the Board and agreed to by you (with an anticipated split of 40% time and 60% performance (cliff vest at 7 or 9 years). Time options to vest 10% 11/04/03, 10% 11/04/04, 20% 12/31/04,
       20% 11/04/05, 20% 11/04/06 and 20% 11/04/07.
    2. The change of control definition in Section 7.2 of your employment agreement will replace and govern the change of control definition in
       Section 12 of the 2001 Stock Incentive Plan.
    3. Unvested options will terminate without value upon your termination "for Employer Cause" or resignation without "Employee Cause" (as such terms are defined in your Employment Agreement). Unvested Options will immediately vest upon any termination other than "for Employer Cause". Notwithstanding the Plan, Employer Cause, Employee Cause and disability shall all be determined in the manner set forth in your Employment Agreement.
    4. Vested options will expire if unexercised on the first anniversary of termination.
    5. The Company shall have the right, but not the obligation to call "Vested Stock Rights" generally using procedures set forth in Section 4.2 of the Investor Rights Agreement on the week before the anniversary of your termination of employment at the Repurchase Price established at such time pursuant to Sections 4.3, 4.4 and 4.5 of Investor Rights Agreement. Employee will have the right, but not the obligation to put "Vested Stock Rights" to the Company at the Repurchase Price established at such time pursuant to Section 4.4 and 4.5 of the Investor Rights Agreement for 9 months after your termination; provided that you will work with the Company's accounting advisors within ten days hereof regarding this put right to make mutually acceptable changes to this right. All payments in connection with a put or a call shall be made in a lump sum in cash in immediately available funds within ninety days after the date of exercise of such put or call, subject to legal restrictions or restrictions pursuant to financing arrangements; provided, that in the event that any such restriction, such payments will be made as soon as possible and to the extent permitted by such restrictions.
    6. The Plan will not be amended or interpreted, and no rule or regulation thereunder will be adopted, with respect or applicable to the options referred to in this letter, which amendment, interpretation, rule or regulation is inconsistent with this letter or the Employment Agreement in a manner which is materially adverse to you, giving effect to any arrangements the Company may make with you in connection with such event

We understand that receipt of this letter is a material inducement to your willingness to enter into your Employment Agreement and that you are relying on the promises made herein to your detriment. This letter will have no further force and effect when the forgoing terms have been captured in definitive option agreements and related documents signed by the parties or adopted by the Board of Directors of Company.

You similarly must understand that our willingness to enter into the Employment Agreement is conditioned upon the acceptability of the forgoing to you and that after reviewing the form documents you have no other concerns or issues with such arrangements.

If you find the terms of this letter acceptable and otherwise in accordance with our discussions, please sign the acknowledgement below and return a copy to me by fax.

We are very excited that you have agreed to join the Dresser team and we look forward to your significant contributions as a key member of our executive management team.

                                                  Sincerely,

                                                  /s/ Patrick Murray
                                                  Patrick Murray
                                                  Chief Executive Officer

CC:  William Macaulay, Chairman
     Paul Barnett, Director